TRANSITION AND SEVERANCE AGREEMENT
TRANSITION AND SEVERANCE AGREEMENT (this “Agreement”) made and entered into by and between American Equity Investment Life Insurance Company (the “Company”) and James M. Gerlach (the “Executive”), dated February 20, 2012 (the “Effective Date”).
WHEREAS, the Executive has founded and has been employed with the Company since its inception;
WHEREAS, the Executive has determined that he wishes to terminate his employment with the Company following the Transition Period (as defined herein); and
WHEREAS, the Executive and the Company wish to set forth the terms and conditions under which the Executive served during the Transition Period and the payment of the Executive's severance upon his termination of employment.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Transition Period.
From July 1, 2011 through December 31, 2011 (the “Transition Period”), the Executive continued to be employed with the Company. During the Transition Period, the Company continued to pay the Executive a base salary at the annual rate of $142,500, payable in regular installments in accordance with the Company's usual payment practices, such base salary being put in effect as of July 1, 2011. During the Transition Period, the Executive also continued to be eligible for health and life insurance coverage on the same terms and conditions (including payment of employee's premiums) as in effect at the Company from time to time. The Executive was not be eligible to participate in any other employee benefit plan of the Company and its affiliates during the Transition Period.

2.	Expiration of Transition Period.

(a)	Termination of Employment. Upon the expiration of the Transition Period (the “Separation Date”), the Executive shall no longer be an employee of the Company.

(b)
Annual Bonus. In connection with the Executive's termination of employment, the Executive shall be entitled to an annual bonus pursuant to the Company's 2011 Management Incentive Program equal to fifty percent (50%) of the bonus to which he otherwise would be entitled had he remained employed full-time through the end of 2011. Such annual bonus shall be paid when annual bonuses are otherwise payable to the Company employees during the first quarter of 2012. The amount of the annual bonus shall be determined in accordance with the Company's practices under such program generally.

(c)
Deferred Compensation. Following the Separation Date, the Executive shall be entitled to receive his account balance under the Company's deferred compensation plan which balance shall be paid to the Executive in accordance with the terms of such plan.

(d)
Options. Subject to Sections 4 and 5 hereof, each option to purchase the shares of the Company's common stock which the Executive holds and which is outstanding as of the Separation Date (collectively, the “Options”) shall, notwithstanding the terms and conditions applicable to such grants and to the extent not then vested, fully vest and become exercisable as of the Separation Date. Following the Separation Date, the Executive shall be entitled to exercise each Option, in whole or in part, until the earlier of (i) June 30, 2013 or (ii) the expiration date of the Option. Except as modified by this Section 2(d), such Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Option is listed on Exhibit A hereto, along with the number of shares subject thereto, the applicable per-share exercise price and the expiration date of such Option. To the extent not previously exercised or expired, all outstanding Options shall terminate and be cancelled on July 1, 2013.

3.	Severance Period. Subject to Sections 4 and 5 hereof:

(a)
Severance. From January 1, 2012 through the earlier of (i) June 30, 2013 or (ii) the Executive's death or incapacity (the “Severance Period”), the Company shall pay the Executive a severance at the annual rate of $142,500, payable in substantially equal semi-monthly installments.

(b)	Health Insurance. During the Severance Period, the Company shall pay for COBRA continuation medical coverage for the Executive.

4.	Release of Claims.
The Executive shall receive the compensation and benefits as set forth under Sections 2(d) and 3 of this Agreement from the Company only if the Executive executes and delivers to the Company on the Effective Date a release in form and substance satisfactory to the Company (and does not revoke such release during the applicable revocation period).

5.	Confidentiality.
The Executive acknowledges that (a) while employed by the Company, the Executive has had access to and/or acquired and assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its affiliates which is not generally known to the public, including without limitation: research projects; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of the Company and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (b) such Confidential Information has been disclosed to the Executive in confidence and only for the use of the Company. The Executive agrees that at all times following the Separation Date, the Executive shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent the Executive from disclosing Confidential Information (i) that becomes publicly available or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
The Executive acknowledges and agrees that (1) the business in which the Company and its affiliates are engaged is intensely competitive, (2) the Executive has had access to and developed Confidential Information and (3) the confidentiality covenant set forth in this Section 5 is reasonable and necessary for the protection and continuity of the business and goodwill of the Company and its affiliates. The Executive further acknowledges and agrees that irreparable injury will result to the Company if the Executive breaches such covenant, and that in the event of the Executive's actual or threatened breach of such covenant, the Company will have no adequate remedy at law. The Executive accordingly agrees that (A) in the event of an actual or threatened breach or non-performance by the Executive of such covenant, the Company shall be entitled to injunctive and other equitable relief in perpetuity from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security and (B) in the event of any actual breach of such covenant during the Severance Period, the Severance Period shall terminate immediately, no further payments shall be made under Section 3 and the Options in Section 2(d) shall terminate and be cancelled immediately. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6.	General Provisions.

(a)
Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(b)
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to the Executive at the last known address on the books of the Company or, in the case of the Company, at the Company's principal place of business, attention of the Chairman of the Company, or to such other address as either party may specify by notice to the other actually received.

(c)
Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(d)
Governing Law; Captions; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)
Code Section 409A Compliance. The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto (“Section 409A”) and that each party's tax reporting shall be completed in a manner consistent with such view. The Company and the Executive each agree that upon the Separation Date, the Executive shall experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date separation from service shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in the Executive's income. The Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(f)
Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

(g)
Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subjects addressed herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first set forth above, to be effective as of the Effective Date.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

James M. Gerlach	American Equity Investment Life Insurance Company
/s/ James M. Gerlach	By: /s/ Debra J. Richardson
Date: February 20, 2012	Date: February 20, 2012

EXHIBIT A

Option Summary

Grant Date	Expiration Date	# of Options	Exercise Price
12/4/2003	12/4/2013	15,000	$9.00
6/1/2004	6/10/2014	15,000	$11.00
12/31/2004	12/31/2014	17,500	$10.77
6/11/2008	6/11/2018	40,000	$10.85
5/8/2009	5/8/2019	20,000	7.00
3/15/2010	3/15/2016	47,250	$10.24
6/11/2010	6/11/2020	27,750	$9.27